United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

May 3, 2012
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operation and Financial Condition.

Ultralife Corporation (NASDAQ: ULBI) reported an operating loss from continuing operations of $1.3 million on revenue of $27.5 million for the quarter ended April 1, 2012.  For the first quarter of 2011, the company reported an operating loss from continuing operations of $3.9 million on revenue of $27.9 million.

Revenue was $27.5 million, compared to $27.9 million for the first quarter of 2011, a 1% decline.  2011 revenue included a $2.7 million charge related to the DCAA settlement.  Communications Systems sales were $7.4 million, compared to $3.7 for the same period last year, an increase of $3.8 million or 102%, reflecting the company’s broader focus on large, global modernization opportunities which resulted in higher amplifier shipments.  Battery & Energy Products sales declined by $4.2 million or 17% to $20.1 million, due to the completion of large telematics orders in 2011 and, to a lesser extent, a slower government and defense order rate for rechargeable and non-rechargeable batteries.

Gross profit was $6.6 million, or 24.0% of revenue, compared to $4.4 million, or 15.8% of revenue, for the same quarter a year ago, an increase of 820 basis points. Battery & Energy Products’ gross margin increased by 710 basis points to 19.6% from 12.5% in 2011 reflecting last year’s DCAA charge and the impact of unfavorable manufacturing variances resulting from lower production levels in 2012.   Communications Systems’ gross margin decreased by 170 basis points to 35.7%, due to some large project volume pricing.

Operating expenses were $7.9 million, a decrease of $0.5 million from $8.4 million a year ago, benefiting from ongoing trimming of general and administrative expenses partially offset by increased selling expenses associated with the expansion of the sales force to increase geographic coverage and penetrate new markets.  As a percent of revenue, operating expenses were 28.7%, compared to 29.9% a year ago.

Operating loss was $1.3 million in the first quarter of 2012, compared to an operating loss of $3.9 million for the same period in 2011, driven by the gross margin improvement and lower operating expenses as a percent of revenue.

Net loss from continuing operations was $1.4 million, or $0.08 per share, compared to $3.9 million, or $0.22 per share, for the first quarter of 2011.  Net loss from discontinued operations was $0.1 million, or $0.01 per share, compared to a net loss of $1.9 million, or $0.11 per share, for the same quarter last year.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is being furnished as part of this Report.

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated May 3, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2012		ULTRALIFE CORPORATION

	By:	/s/ Peter F. Comerford
Peter F. Comerford
Vice President of Administration and
General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated May 3, 2012